Exhibit 6.2

PLATFORM LICENSE AND TECHNOLOGY SERVICES AGREEMENT

This is an Agreement, made as of this 21st day of December, 2017, by and between Steward Technologies Ltd., a Private Limited Company formed in England and Wales, in the United Kingdom, (“Company”) and Steward Funding Portal LLC, a limited liability company organized under the laws of the State of New York, in the United States of America (“Customer”).

Background

I. Company has developed a proprietary electronic platform that can be used to offer and sell securities (the “Platform”).

II. Customer wishes to license the Platform to develop and operate an Internet portal in its own name (the “Portal”).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties agree as follows:

1. Grant of License.

1.1. In General. Company hereby grants to Customer a limited, non-exclusive, non-transferable license to use the Platform during the Term, solely for the operation of the Portal (the “License”).

1.2. White Label Branding. The Portal shall be branded under Customer’s name and shall be accessible to the public under a URL designated by Customer. The name and logo(s) of Company shall not appear on the Portal unless mutually agreed by the parties.

1.3. Restrictions. Customer shall not (i) decompile or reverse engineer the Platform or otherwise attempt to obtain the source code for the Platform; (ii) sublicense or allow any other person to use the Platform, except pursuant to the normal operation of the Portal (e.g., to list projects for which financing is sought); (iii) use the name or proprietary logo(s) of Company without Company’s prior written consent; (iv) use the Platform for any purpose other than the operation of the Portal; (v) use the Platform in a manner that interferes with the use of Platform by Company or its other customers; or (vi) without giving at least ninety (90) days’ notice to Company, commence development of an electronic platform for the purpose of offering such electronic platform to other portals, in competition with the Platform.

2. Services. Company shall provide the following services in connection with the creation and operation of the Portal (the “Services”):

2.1. Customization. Company shall customize the Platform with the name, logos, and branding of Customer, with the “look and feel” desired by Customer. However, such customization shall not include the addition of functionality or the incorporation of new software unless mutually agreed by Company and Customer.

2.2. Integration with Other Services. Company shall integrate the Portal with third party services, such as escrow, payments, transfer agent, and identity verification services, as directed by Customer.

2.3. Hosting Services. Company shall provide hosting for the Portal through GoDaddy Inc. or another comparable hosting service. Company has provided Customer with the technical specifications of its third-party hosting services and shall notify Customer of any change in the hosting provider or such technical specifications.

2.4. Technical Support. Company shall provide ongoing support and maintenance services to ensure that the Platform performs as intended.

2.5. Other Services. Company shall perform such additional services as (i) Company performs generally for its other customers without additional charge, and (ii) the parties shall mutually agree in writing from time to time, including custom software development to enhance the functionality of the Portal.

3. Fees.

3.1. In General. The fees and other charges of Company are set forth on Schedule A.

3.2. Taxes. The fees set forth on Schedule A are exclusive of all federal, state, municipal, or other government excise, sales, use, value-added, gross receipts, personal property, occupational, or other taxes now in force or enacted in the future in any country or other governmental unit having jurisdiction, and Customer shall pay any such tax (excluding taxes on Company’s net income) that Company may be required to collect or pay now or at any time in the future with respect to such fees.

3.3. Payment. Payment of the amounts due to Company shall be made in accordance with the payment schedule set forth on Schedule A by wire transfer or other immediately available funds. Any amount not paid within thirty (30) days following the date of Company’s invoice shall bear a finance charge at the rate of 1 ½% per month.

4. Functionality of Platform.

4.1. Initial Functionality. Company has demonstrated the Platform to Customer and delivered to Customer an electronic version of such demonstration and/or a list of sample screen shots (the “Demonstration Version”). At the time of delivery to Customer, the Platform will have substantially the same “look and feel,” features, and functionality of the Demonstration Version and no fewer features and no less functionality than the versions of the comparable product delivered to other customers of Company, except for features and functionality separately specified and purchased by other customers. At the time of delivery to Customer, the Platform will have the ability to generate the reports listed on Schedule B.

4.2. Future Functionality. Following delivery of the Platform to Customer, Company shall incorporate into the Portal such additional features and functionality as Company makes available to its customers generally without charge. Company shall give Customer reasonable advance notice of such additional features and functionality if they are material to the operation of the Portal. Company may not materially change the “look and feel” of the Platform without the consent of Customer, which shall not be unreasonably withheld.

5. Technical Specifications. Company has provided Customer with the technical specifications of the Platform and Company’s own technology infrastructure (to the extent relevant to the operation of the Platform), including but not limited to security specifications. Should Company wish to make any material modification of such technical specifications it shall use reasonable efforts to notify Customer no less than ninety (90) days in advance.

6. Delivery of Platform.

6.1. Timetable. Company shall use reasonable commercial efforts to develop and deliver the customized Platform to Customer in accordance with the timetable set forth on Schedule C. However, Customer understands that the ability of Company to follow this timetable depends on a number of factors beyond the control of Company, especially the timely cooperation of Customer and its employees. Company shall notify Customer when and if it believes the timetable should be shortened or extended.

6.2. Testing and Acceptance. Company shall notify Customer when Company believes the customized Platform is ready for use by Customer. Upon receipt of such notice, Customer shall have ten (10) days in which to test the Platform. If Customer believes there are defects in the Platform it shall so notify Company and the parties shall cooperate in fixing any such defects. Customer shall be deemed to have accepted the customized Platform (i) if it does not notify Company of defects within such ten (10)-day period, (ii) when it notifies Company of such acceptance, or (iii) when it has used the customized Platform in commerce for thirty (30) days, whichever occurs first.

7. Customer’s Obligations. Customer shall (i) provide Company with accurate and complete descriptions of its needs and business plans for the Portal, (ii) cooperate with Company in the development and installation of the customized Platform, (iii) use the Platform only in an operating environment (e.g., hardware and software) approved by Company, (iv) notify Company of any defects in the Platform, (v) give Company electronic access to the Platform to troubleshoot and correct any defects, (vi) install any software updates recommended by Company, and (vii) use reasonable commercial efforts to operate the Portal in accordance with all applicable laws and regulations, including but not limited to securities and consumer protection laws.

8. Warranties.

8.1. Limited Performance Warranty. Company warrants that the Platform will perform substantially as demonstrated in the Demonstration Version and will be free of material errors or defects, and that all Services will be performed in a good and workmanlike manner. In the event Customer believes that Company is in violation of this limited performance warranty, Customer shall notify Company and Company shall use reasonable commercial efforts to correct any error or defect.

8.2. Warranty of Non-Infringement.

8.2.1. In General. Company warrants that Customer’s use of the Platform as anticipated by this Agreement will not infringe on the rights of any third party. If a claim is made that Customer’s use of the Platform infringes on the rights of a third party, then Company will, at its sole expense and as Customer’s sole remedy, defend against such claim and pay any final judgment against Customer, provided that Customer promptly notifies Company of any such claim in writing and Company is given sole control over the defense and settlement of such claim. Company may, without the knowledge or consent of Customer, agree to any resolution of the dispute that does not require on the part of Customer a payment or an admission of wrongdoing. Without limiting the preceding sentence, Company may (i) seek to obtain through negotiation the right of Customer to continue using the Platform; (ii) rework the Platform so as to make it non-infringing; or (iii) replace the Platform, as long as the reworked or replacement Platform does not result in a material adverse change in the “look and feel” or operational characteristics of the Platform. If none of these alternatives is reasonably available in Company’s sole discretion, Company may terminate this Agreement.

8.2.2. Exceptions. The foregoing warranty shall not apply to infringement caused by (i) Customer’s modification or use of the Platform other than as contemplated by the Agreement; (ii) Customer’s failure to use corrections or enhancements made available by Company to the extent that such corrections or enhancements would have made the Platform non-infringing; or (iii) information, specifications or materials provided by Customer or a third party acting for Customer.

8.3. Compliance with Laws. Company shall conduct its business, and develop the Platform, in compliance with all applicable laws, rules and regulations.

8.4. No Other Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 8.1, 8.2, AND 8.3, THE PLATFORM, INCLUDING ANY ACCOMPANYING MANUALS AND OTHER MATERIALS, AND THE SERVICES, ARE PROVIDED BY THE COMPANY “AS IS,” WITHOUT WARRANTY OF ANY KIND, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR ANY WARRANTY THAT THE PLATFORM WILL BE ERROR-FREE OR OPERATE WITHOUT INTERRUPTION, OR THAT THE PLATFORM WILL MEET THE CUSTOMER’S REQUIREMENTS, AND ANY WARRANTIES IMPLIED BY LAW, BY THE COURSE OF DEALING BETWEEN THE PARTIES, OR OTHERWISE, ARE HEREBY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW.

9. Confidentiality; Employees.

9.1. Confidentiality.

9.1.1. Included Information. For purposes of this Agreement, the term “Confidential Information” means all means all trade secrets, proprietary information, know-how, and confidential information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the Portal, (v) security codes, and (vi) all software documentation provided by Company.

9.1.2. Excluded Information. For purposes of this Agreement, the term “confidential and proprietary information” shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

9.1.3. Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose other than in furtherance of this Agreement. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing a party may disclose Confidential Information (i) if required to do so by legal process (e.g., by a subpoena), provided that such party shall notify the other party prior to such disclosure so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by law in the operation of such party’s business.

9.2. Employees. During the Term and for a period of one (1) year thereafter, neither Company nor Customer shall hire, solicit for hire, or directly or knowingly indirectly use the services of any employee of the other party without the prior written consent of such other party. For purposes of this section, a person shall be deemed an “employee” of a party if such person has provided services to such party as an employee or independent contractor at any time within the preceding six (6) months.

9.3. Injunctive Relief. The parties acknowledge that a breach of this section 9 will cause the damaged party great and irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, each party acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, in addition to money damages or other legal or equitable remedies.

10. Responsibility for Operation of Portal. The parties agree that Customer, and not Company, is solely responsible for the operation of the Portal. The role of Company is only to provide the Platform and the Services. Company does not act as a fiduciary, business or legal advisor, or co-venturer. Customer is solely responsible for ensuring that the Portal is operated in accordance with applicable laws, for monitoring the content displayed on the Portal, and for establishing the terms of its relationships with users of the Portal. Company is not responsible for any information or content displayed on or transmitted through the Portal.

11. Term.

11.1. In General. The initial term of this Agreement shall be for two (2) years, followed by successive renewal periods of one (1) year each (together, the “Term”), unless sooner terminated pursuant to this section 11 or other provisions of this Agreement providing for termination.

11.2. Termination for Cause. This Agreement may be terminated at any time if either party fails to perform any of its material obligations hereunder and such failure continues for thirty (30) days following written notice from the non-breaching party. For these purposes (i) any obligation of Customer to pay any amount to Company shall be treated as a material obligation, and (ii) if Customer fails to make a required payment by the due date on more than three (3) occasions during any period of twelve (12) months, Company may (but shall not be required to) terminate this Agreement without giving written notice of such failure or any additional failure.

11.3. Termination for Cessation of Business. Customer may terminate this Agreement by giving at least ninety (90) days’ notice to Company if it discontinues the business using the Portal. Company may terminate this Agreement by giving at least one hundred eighty (180) days’ notice to Customer if it discontinues providing its platform to all of its customers.

11.4. Termination by Customer Without Cause. Customer may terminate this Agreement at any time by giving at least one hundred eighty (180) days’ notice to Company.

11.5. Termination by Company Without Cause. Company may not terminate this Agreement except as provided herein.

11.6. Effect of Termination. Upon any termination of this Agreement, the License shall terminate and Customer shall have no further rights in or to the Platform. Provided that Customer has paid all amounts due and otherwise complied with all of its material obligations under this Agreement, Company shall provide Customer, at no additional charge in a standard database format, with all of the data and information which is in its possession, custody or control and which pertains to Customer and its customers and investors.

12. Ownership of Intellectual Property.

12.1. Intellectual Property of Company. As between Company and Customer, Company is the exclusive owner of the Platform and all of the intellectual property rights associated with the Platform, including software and copyrights, even if Company incorporates into the Platform suggestions made by Customer.

12.2. Intellectual Property of Customer. Customer is the exclusive owner of its name, logo(s), trademarks, URLs, and other intellectual property and, together with users of the Portal, all of the content displayed on the Portal.

12.3. Users of Portal. Customer owns all of the relationships with the users of the Portal, including project developers and investors. Company may not share any personally-identifiable information of such users (e.g., names, addresses, social security numbers) with any person or contact or solicit any such users for any purpose without the advance written consent of Customer, which may be withheld in the sole and absolute discretion of Customer.

12.4. Data. Company may collect, use, store, and sell data concerning the operation of the Portal provided that such data does not (and cannot be used to) reveal the identity of Customer or any user of the Portal.

12.5. Use of Customer’s Name. Company may, but shall not be required, to advertise that Customer uses the Platform.

13. Limitation of Claims and Damages.

13.1. Limitation of Claims. NEITHER THE COMPANY NOR CUSTOMER SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES (EVEN IF THIS AGREEMENT IS TERMINATED) FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT, REVENUE, BUSINESS OPPORTUNITY OR BUSINESS ADVANTAGE), WHETHER BASED UPON A CLAIM OR ACTION OF TORT CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, BREACH OF STATUTORY DUTY, CONTRIBUTION, INDEMNITY OR ANY OTHER LEGAL THEORY OR CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.2. Limitation of Damages. THE TOTAL LIABILITY OF ONE PARTY TO THE OTHER UNDER OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE CAUSE OR FORM OF ACTION, AND WHETHER BEFORE OR AFTER ITS TERMINATION, SHALL NOT EXCEED THE TOTAL OF ALL AMOUNTS PAID TO THE COMPANY BY THE CUSTOMER.

13.3. Exceptions. The limitations set forth in sections 13.1 and 13.2 shall not apply to any claims arising (i) under section 8.2 (concerning Company’s warranty of non-infringement), (ii) under section 9 (concerning confidentiality), (iii) under section 12.3 (concerning the solicitation of users), or (iv) from the willful misconduct of Company or Customer.

14. Indemnification.

14.1. Obligation to Indemnify. Customer will indemnify and hold harmless Company, its affiliates, managers, agents and employees (collectively, “Company Indemnified Parties”), from and against all losses, costs, and expenses, including reasonable attorneys’ fees, from third-party claims arising from Customer’s violation of any of its obligations under this Agreement, except for claims arising from the wrongful acts or omissions of any of the Company Indemnified Parties. Company will indemnify and hold harmless Customer, its affiliates, managers, agents and employees (collectively, “Customer Indemnified Parties”), from and against all losses, costs, and expenses, including reasonable attorneys’ fee, from third-party claims arising from Company’s violation of any of its obligations under this Agreement, except for claims arising from the intentional misconduct or gross negligence of any of the Customer Indemnified Parties. The indemnification obligations of Customer and Company set forth in this Section 14.1 Company will indemnify and hold harmless Customer, its affiliates, managers, agents and employees (collectively, “Customer Indemnified Parties”), from and against all losses, costs, and expenses, including reasonable attorneys’ fee, from third-party claims arising from Company’s violation of any of its obligations under this Agreement, except for claims arising from the wrongful acts or omissions of any of the Customer Indemnified Parties. The indemnification obligations of Customer and Company set forth in this Section 14 shall survive the expiration or termination of this Agreement by either Party for any reason.

14.2. Notice and Defense of Claims. The party entitled to indemnification under Section 14.1 (“Indemnitee”) will promptly notify the Party having the indemnification obligation under Section 14.2 (“Indemnitor”) of any claim for which it believes it is entitled to indemnification under the preceding paragraph. Indemnitor may, but shall not be required to, assume control of the defense and settlement of such claim provided that (i) such defense and settlement shall be at the sole cost and expense of Indemnitor (ii) Indemnitor shall be permitted to control the defense of the claim only if Indemnitor is financially capable of such defense and engages the services of a qualified attorney, each in the reasonable judgment of the Indemnitee; (iii)Indemnitor shall not thereafter withdraw from control of such defense and settlement without giving reasonable advance notice to Indemnitee (iv) Indemnitee shall be entitled to participate in, but not control, such defense and settlement at its own cost and expense; (v) before entering into any settlement of the claim, Indemnitor shall be required to obtain the prior written approval of Indemnitee, which shall not be unreasonably withheld, if pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed against Indemnitee; and (vi) Indemnitor will not enter into any settlement of any such claim without the prior written consent of Indemnitee unless Indemnitor agrees to be liable for any amounts to be paid to the third party pursuant to such settlement and is financially able to do so.

15. Miscellaneous.

15.1. Amendments; Waivers. No amendment or modification of any provision of this Agreement shall be binding unless in writing and signed by both Company and Customer. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

15.2. Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given by electronic mail with transmission acknowledgment, to tech@gosteward.com if to Company, to portal@gosteward.com if to Customer, or to such other email address or addresses as the parties may designate from time to time by giving notice in compliance with this section.

15.3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of laws applied by the courts of that State.

15.4. Disputes.

15.4.1. In General. The following procedure shall be followed in the event of a dispute arising from this Agreement:

(a) A member of the senior management of Company and Customer shall speak directly with one another concerning the dispute.

(b) If the senior management members representing the parties are unable to resolve the dispute, then within ten (10) business days they shall exchange written summaries of their respective positions, containing such information and/or proposals as they may determine in their sole discretion, and thereafter meet or speak by telephone to attempt to resolve the dispute. Such summaries shall be deemed in the nature of settlement discussions and shall not be admissible in any further proceeding.

(c) If the senior management representatives of the parties are still unable to resolve the dispute within ten (10) business days following the exchange of written summaries in accordance with Section 15.4.1(b) , they may, but shall not be required to, participate in non-binding mediation conducted by a single neutral mediator chosen by the parties. If they are unable to resolve the dispute within thirty (30) calendar days through non-binding mediation, the parties (or either of them) shall within thirty (30) days commence binding arbitration to be conducted in New York, New York under the Commercial Rules of the American Arbitration Association. Notwithstanding the foregoing, each party acknowledges that the other may have no adequate remedy at law, and hereby agrees that the other party shall have the right immediately to seek equitable relief, including but not limited to temporary and permanent injunctions. The arbitral award shall be enforceable solely in, equitable relief shall be applied for solely in, and the parties specifically consent to the personal jurisdiction of, state and federal courts located in New York, New York. The parties hereby waive any jurisdictional or venue defenses available to them and further consent to service of process by mail. Each Party shall bear its own attorneys’ fees and other costs of negotiation, mediation, arbitration and court proceedings.

15.4.2. Exceptions. This section 15.4 shall not apply to (i) more than one (1) dispute during any six (6) month period, (ii) actual or alleged violations of section 9, or (iii) situations in which the failure to immediately file a lawsuit would materially prejudice the interests of either party.

15.5. Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.6. Assignment. Neither Company nor Customer may assign its rights or obligations under this Agreement without the prior written consent of the other. Notwithstanding the preceding sentence, a party may assign its interest in this Agreement to a person acquiring, either directly or through a corporate parent (by sale, merger, reorganization, stock acquisition or otherwise) substantially all of the transferor’s assets or business or voting control through the acquisition of stock, provided that (i) the transferee agrees to assume and perform all obligations of the transferor for periods following the transfer, (ii) the transferor remains liable for all obligations prior to the transfer, and (iii) in the case of a transfer by Customer the transferee shall not be engaged in the business of developing, marketing, or supporting an electronic platform in competition with the Platform.

15.7. Language Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

15.8. Force Majeure. Neither party shall be entitled to recover damages or terminate this Agreement by virtue of any delay or default in performance by the other party (other than a delay or default in the payment of money) if such delay or default is caused by Acts of God, government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected; provided that the party experiencing the difficulty shall give the other prompt written notice following the occurrence of the cause relied upon, explaining the cause and its effect in reasonable detail. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused. Notwithstanding anything to the contrary that may be stated in this Section 15.8, in the event that the inability of a party to perform due to force majeure continues for more than fifteen (15) days, the other party shall have the right to terminate this Agreement immediately upon giving notice of such termination.

15.9. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully-executed original.

15.10. Signature by Facsimile or Email. An original signature transmitted by facsimile or email, as well as an electronic signature transmitted using an internationally recognized eSignature solution which authenticates such signatures, shall be deemed to be original for purposes of this Agreement.

15.11. No Third-Party Beneficiaries. This Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third-party beneficiaries of this Agreement in any way.

15.12. Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives, successors and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

15.13. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not a part of this Agreement.

15.14. Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

15.15. Days. Unless otherwise expressly stated, any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

15.16. Entire Agreement. This Agreement constitutes the entire agreement between Company and Customer and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STEWARD TECHNOLOGIES LTD.

By
Printed Name: Daniel Miller
Title: Director

STEWARD FUNDING PORTAL LLC

By
Printed Name: Daniel Miller
Title: Chief Executive Officer